PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated December 13, 2007)	Registration No 333-146120

LINN ENERGY, LLC

38,350,470 Units

Representing Limited Liability Company Interests

The following information supplements information contained in the prospectus dated December 13, 2007, relating to the resale by selling unitholders of 38,350,470 units representing limited liability company interests in Linn Energy, LLC.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our units are traded on The NASDAQ Global Select Market, or NASDAQ, under the symbol “LINE.”

Membership interests in a limited liability company are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the risks relating to investing in our units and each of the other risk factors described under “Risk Factors” beginning on page 1 of the prospectus in evaluating an investment in our units.

Our principal executive offices are located at 600 Travis, Suite 5100, Houston, Texas 77002, and our phone number is (281) 840-4000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2008.

SELLING UNITHOLDERS

Effective as of December 7, 2007, Goldman, Sachs & Co., a named selling unitholder in the prospectus, transferred the units listed below to Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P.  Accordingly, the units listed below previously held by Goldman, Sachs & Co. are now owned of record by Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P.

The table below amends the table of unitholders beginning on page 48 of the prospectus by deleting the line relating to Goldman, Sachs & Co. and adding the line relating to GS Investment Strategies, LLC, the investment manager of Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P., in order to reflect this transaction.  We received this information from the selling unitholder.  In addition, the selling unitholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding its securities.

Name of Selling Unitholder	Number of Units Beneficially Owned Prior to the Offering	Number of Units Being Offered Hereby	Number of Units Beneficially Owned After Completion of the Offering	Percentage of Units Beneficially Owned After Completion of the Offering
GS Investment Strategies, LLC (1)	1,990,838	1,990,838	—	—

(1) GS Investment Strategies, LLC is the investment manager of Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P., which is the direct holder of the number of units presented in the table. GS Investment Strategies, LLC has an investment team of senior portfolio managers that are responsible for the day-to-day management of Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P. As a result, no single natural person has voting or investment power over the units held by Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P. Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P. is under common control with Goldman, Sachs & Co., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Goldman Sachs Investment Partners Aggregating Fund Holdings, L.P. purchased the units presented in the table in the ordinary course of business and, at the time of purchase, did not have any agreements or understandings, directly or indirectly, to distribute such units.

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